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                                                                     EXHIBIT 4.2



                                                       Participant:_____________
                                                       Shares:__________________
                                                       Date: ___________, ______



                          STOCK OPTION AWARD AGREEMENT

                        Under the Parker Drilling Company
                                 1997 Stock Plan


         THIS STOCK OPTION AWARD AGREEMENT (this "Agreement") is made and entered into as of _________, ____, by and between Parker Drilling Company, a Delaware corporation ("Parker"), and the below named individual ("Participant").

                                 R E C I T A L S

         WHEREAS, in consideration of the presently existing employment relationship between the Company and the Participant, and as an additional inducement to Participant to remain in the employ of the Company and enhance the success of the Company, it is agreed between the Company and Participant as follows:

         1. Defined Terms. As used herein, the following terms shall have the following meanings:

             (a) "Plan" shall mean the Parker Drilling Company 1997 Stock Plan, including any amendments thereto.

             (b) "Participant" shall mean _____________.

             (c) "Option Shares" shall mean _______ shares of the Common Stock of the Company, par value 16-2/3 cents per share.

             (d) "Expiration Date" shall mean _____________, 19___.

             (e) "Board" shall mean the Board of Directors of Parker.

         Any other capitalized terms used herein shall be defined in accordance with the definitions in the Plan.

         2. Option Grant. The Company hereby grants to Participant, subject to the terms hereof and the terms of the Plan, the right and option to purchase all or any part of the Option Shares on or before the Expiration Date (the "Option"); provided, however, that the Option shall mature and become exercisable as (i) an incentive stock option in ____ cumulative installments of _____ , _____, _____, ______, and _____ shares on _______,



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_______, ______, and ________, respectively, and (ii) a non-qualified stock option in __ cumulative installments of _____, ______, ______, _____ and _____ shares on ______, _______, _______, ______ and _______, respectively. No exercise as to a portion of the Option Shares shall preclude a later exercise or exercises as to additional portions. The exercise of the Option is subject to listing of the underlying shares on the New York Stock Exchange. Further, the Option shall be exercisable upon vesting only (a) as provided in paragraph 3(b) hereof, (b) during such time as Participant remains in the employ of the Company, (c) in the event of disability (for purposes of this Agreement, Participant shall be considered disabled if he/she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months) during employment, until the earlier of the Expiration Date or one year after commencement of Participant's disability, (d) in the event of death during employment, until the earlier of the Expiration Date or one year after Participant's death, or (e) as otherwise provided in the Plan to the extent not inconsistent with the terms of this Agreement.

         3. Terms and Conditions of the Option. The Option shall be subject to the following terms and conditions:

                  (a) Option Price. The price to be paid for each of the Option Shares with respect to which the Option is exercised, shall be $________ (the "Option Price").

                  (b) Exercise of Option. The option to purchase the Option Shares shall be exercisable as specified herein and in the Plan. Payment of the Option Price for the number of shares as to which the option is being exercised may be paid (i) in cash, (ii) in shares of Common Stock held by the Participant having an aggregate Fair Market Value, as determined as of the close of business on the day on which such Option is exercised, equal to the Option Price, (iii) if permitted by the Board, by delivery of Participant's promissory note in the amount of the Option Price, which note shall provide for full personal liability and contain such terms and provisions as the Board may determine, including without limitation the right to repay the note partially or wholly with Common Stock, (iv) by delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay for all Common Stock acquired through such exercise and any tax withholding obligations resulting from such exercise, (v) if permitted by the Board, by the withholding by the Company, pursuant to a written election delivered by the Participant to the Administrator of the Plan on or prior to the date of exercise, from the shares of Common Stock issuable upon any exercise of the Option that number of shares having a Fair Market Value as of the close of business on the day prior to the day on which such Option is exercised equal to such Option Price, (vi) if permitted by the Board, by constructive delivery of shares of Common Stock held by the Participant having an aggregate Fair Market Value, as determined as of the close of business on the day of exercise, equal to the Option Price effected through providing the Company with a notarized statement on



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         or before the day of exercise attesting to the number of shares owned by the Participant that will serve as the Option Price payment shares, or (vii) by a combination of such methods. The option shall not be exercisable with respect to fractions of a share.

                  (c) Notice of Exercise. Each exercise of the Option shall be by written notice to the Company. Each such notice shall state the number of Option Shares with respect to which the Option is being exercised and shall specify a date, not less than five nor more than ten days after the date of such notice, as the date on which the shares will be delivered and payment made therefor at the principal offices of the Company. If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, then the date for delivery of such shares against payment therefor shall be extended for the period necessary to take such action. In the event of any failure to pay for the number of shares specified in such notice on the date set forth therein, subject to such date being extended as provided above, the Option shall terminate with respect to such number of shares, but shall continue with respect to the remaining shares covered by this Agreement and not yet acquired by exercise of the Option or any portion thereof.

                  (d) Investment Representation. If shares of stock issued pursuant to exercise of the Option have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), Participant agrees to represent and warrant in writing at the time of any exercise of the Option or any portion thereof that the Option Shares are being purchased only for investment and without any present intention to sell or distribute such shares, and further agrees that shares so acquired may be appropriately legended and will be sold or transferred only in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC") or any applicable law, regulation, or rule of any governmental agency.

                  (e) Taxes. Participant shall pay all original issue or transfer taxes and all other fees and expenses incident to the issue, transfer, or delivery of Option Shares.

                  (f) Nonassignability. The Option shall be exercisable during Participant's lifetime only by Participant, and shall not be assigned, transferred, pledged, hypothecated, sold or otherwise disposed of, in whole or in part, voluntarily or involuntarily, any such assignment, transfer, pledge, hypothecation, sale or other disposition being void and of no effect; provided, however, that the Option shall be transferable by will or the laws of descent and distribution.

                  (g) No Rights Until Issue. No right to vote or receive dividends or any other rights as a stockholder of the Company shall exist with respect to the Option Shares, notwithstanding the exercise of the Option, until the issuance to the Participant of a stock certificate or certificates representing such shares.



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                  (h) Anti-dilution. In the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure or capitalization of the Company, the number of Option Shares and the Option Price shall be subject to appropriate adjustments as described in the Plan.

The Option is also subject to, and, by accepting and executing this Agreement, Participant agrees to be bound by, all of the terms, provisions, limitations and conditions of the Plan.

          4. Incentive Stock Option. To the extent specified in paragraph 2 above, the Option is intended to qualify as an "incentive stock option" as such term is defined at section 422 of the Internal Revenue Code of 1986, as amended; provided, however, Participant acknowledges and understands that the status of the Option as an "incentive stock option" depends on various factors relating to the Plan, the Option and the grant thereof (including the Option Price of the Option and the approval of shareholders for the options to qualify under section
422), and that the Option may be determined not to qualify as an "incentive stock option."

         5. Cancellation or Reduction. The Board may elect to cancel the Option or reduce the number of Option Shares at any time prior to the exercise of the Option, as described in the Plan.

         6. The Plan. Participant acknowledges receipt of a copy of the Plan and represents that he/she is familiar with the terms and provisions thereof and hereby accepts the Option subject to all such terms and provisions.

         7. Employment. Nothing in the Plan or in this Agreement shall confer upon Participant any right to continued employment as an employee of the Company or interfere in any way with the right of the Company to terminate Participant's employment at any time.

         8. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, trustees, successors and assigns.

         EXECUTED as of the day and year first above written.

Parker Drilling Company                     Participant


By:                                         By:
   -----------------------------               -------------------------------
Name:                                       Its:
     ---------------------------                ------------------------------
Title:                                      Title:
      --------------------------                  ----------------------------



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